LIN TELEVISION CORPORATION

SUPPLEMENTAL INCOME DEFERRAL PLAN

EFFECTIVE JULY 1, 2010

LIN TELEVISION CORPORATION
SUPPLEMENTAL INCOME DEFERRAL PLAN
Effective July 1, 2010

PURPOSE

The LIN Television Corporation Supplemental Income Deferral Plan (the “Plan”) is effective as of July 1, 2010.  The Plan is established and maintained solely for the purpose of permitting a select group of management or highly compensated employees to supplement their retirement income by deferring the receipt of compensation.  The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I

TITLE AND DEFINITIONS

Whenever used herein, the following terms shall have the meanings set forth below.

1.1 “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article V used to record deferred income, Company contributions and earnings credited to a Participant under the Plan.

1.2 “Base Salary” shall mean the Participant’s annual base salary relating to services performed during any calendar year, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration received from the Company prior to reduction for any salary deferrals under qualified or nonqualified benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.3 “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 8.1 to receive Plan benefits in the event of a Participant’s death prior to the complete distribution thereof.

1.4 “Board” shall mean the Board of Directors of the Company.

1.5 “Bonus(es)” shall mean any amount paid to the Participant by the Company during the Plan Year, in addition to Base Salary, in the form of discretionary or incentive compensation or any other bonus designated by the Committee before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.  Nothing contained herein shall be deemed to constitute a guarantee that a Bonus will be paid to any or all Participants in any particular Plan Year.

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.7 “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article IX.

1.8 “Company” shall mean LIN Television Corporation, a Delaware corporation, and any successor of LIN Television Corporation.

1.9 “Company Contributions” shall mean the contributions made by the Company pursuant to Article IV.

1.10 “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.

1.11 “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year.

1.12 “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Article V of the Plan.

1.13 “Deferral Account” shall mean the Account maintained for each Participant which is credited with Participant deferrals pursuant to Section 5.1.

1.14 “Disability” shall mean (consistent with the requirements of Section 409A of the Code) that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  The Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine whether the Participant is disabled under this Plan.

1.15 “Eligible Executive” shall mean a highly compensated or management level employee of the Company whose annual base salary equals or exceeds the indexed dollar limit in effect for the current year under Section 414(q)(B)(i) of the Code and who is selected by the Committee to participate in the Plan.

1.16 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.  References herein to any section of ERISA shall include references to any successor section or provision of ERISA.

1.17 “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 5.3 of the Plan.

1.18 “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month, as determined by the Committee.

1.19 “Participant” shall mean any Eligible Executive who becomes a Participant in this Plan in accordance with Article II.

1.20 “Plan” shall mean the LIN Television Corporation Supplemental Income Deferral Plan, as amended and restated from time to time.

1.21 “Plan Year” shall mean the 12 month period beginning on January 1 and ending on December 31 of each year; provided, however that the first Plan Year shall begin on the July 1, 2010 and end on December 31, 2010.

1.22 “Scheduled Distribution Date” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Article VII.

1.23 “Separation from Service” shall mean the date of the cessation of the Participant’s provision of services to the Company as such concept is defined under Section 409A of the Code for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s death or Disability.

1.24 “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in IRC Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Section 409A(a)(2)(v) of the Code).

1.25 “Years of Service” shall mean  the cumulative consecutive years of continuous full-time employment with the Company (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Company, and counting each anniversary thereof.

ARTICLE II

PARTICIPATION

2.1 Eligibility to Participate.  An Eligible Executive shall become a Participant in the Plan by completing and submitting to the Committee the appropriate enrollment and election forms established by the Committee in order to become a Participant in the Plan.  The enrollment and election forms shall designate the time and form of distribution for the Participant’s Account, designate the amount of voluntary deferrals of the Participant’s Compensation, designate the investment Funds and portion allocated to each investment Fund which shall act as a basis for crediting of interest on the Participant’s accounts and identify the Participant’s Beneficiary.

2.2 Termination of Eligibility to Defer.  An individual’s eligibility to participate by making deferral elections under Article III shall cease upon the earlier of (a) the date he or she incurs a Separation from Service or (b) the date the Eligible Executive ceases to be an Eligible Executive.

2.3           Termination of Plan Participation.  An individual who has been an active Participant in the Plan ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE III

DEFERRAL ELECTIONS

3.1 Deferral Elections.  Subject to the requirements of Section 3.3, an Eligible Executive may elect to defer the following amounts under the Plan:

(a) Base Salary.  Each Eligible Executive may make an election to defer under the Plan a flat dollar amount or any whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined by the Committee in its sole and absolute discretion), not to exceed eighty percent (80%), of his or her Base Salary in the manner described in Section 3.2.  Notwithstanding the foregoing, an Eligible Executive that has elected to participate in the Plan may not defer less than five percent (5%) of Base Salary for any Plan Year.

(b) Deferral of Bonus.  Each Eligible Executive may make an election to defer under the Plan a flat dollar amount or a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Committee) of up to one hundred (100%) of Bonus in the manner described in Section 3.2.  Notwithstanding the foregoing, an Eligible Executive that has elected to participate in the Plan may not defer less than five percent (5%) of Bonus for any Plan Year.

(c) No Deferral of Gain under Stock Rights.  In no event may an Eligible Executive defer cash or stock payable upon exercise of a stock option or stock appreciation right.

3.2 Time and Manner of Deferral Election.

(a) Deferral of Base Salary.  An Eligible Executive shall make a deferral election for a Plan Year with respect to Base Salary at such time and in such manner as the Committee may establish, provided that the time for filing an election shall not be later than December 31 of the year preceding such Plan Year.

(b) Deferral of Bonus.  Subject to the limitations described herein, the Committee may determine that an irrevocable deferral election for any amount of Bonus that qualifies as “performance-based compensation” within the meaning of Section 409A of the Code may be made by submitting an election form on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period.  In order for an Eligible Executive to be eligible to make a deferral election for performance-based compensation within the meaning of Section 409A of the Code in accordance with the deadline established pursuant to this Section 3.2, the Eligible Executive must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation is established, through the date upon which the Eligible Executive makes a deferral election for such compensation.  In no event shall a deferral election submitted under this subsection be permitted to apply to any amount of performance-based compensation that has become readily accessible.  With respect to any Bonus that does not qualify as “performance-based compensation” within the meaning of Section 409A of the Code, an Eligible Executive shall make a deferral election for a Plan Year with respect to such Bonus at such time and in such manner as the Committee may establish, provided that the time for filing an election shall not be later than December 31 of the year preceding such Plan Year.

(c) Newly Eligible Executive.  Notwithstanding subsection (a) and (b) above, an Eligible Executive who first becomes eligible to participate in the Plan may make an election under this Section 3 to defer Base Salary and/or Bonus for services to be performed subsequent to the date specified in the election and for the remainder of the calendar year in which the election under this Section 3 is made, provided that such election is made within thirty (30) days after the date that he or she first becomes an Eligible Executive.  For purposes of this Section 3.2(c), an election will be deemed to apply to compensation paid for services performed subsequent to the date specified in the election if the election applies to no more than an amount equal to the total amount of the compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.  If the Eligible Executive does not make an election to defer Compensation within this initial 30-day period, his or her enrollment shall not become effective until the beginning of the next calendar year.

3.3 Form of Deferral Election.  Any deferral election under the Plan shall be subject to the following requirements:

(a) Deferral Election Form.  All deferral elections under this Plan shall be made by written notice on a form provided by the Committee and shall specify (i) the amount of Base Salary/Bonus, whichever is applicable, to be deferred, (ii) the investment Funds which shall act as the basis for crediting interest on Account balances and (iii) the form and timing of distributions from Accounts.  Such elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

(b) Duration of Compensation Deferral Election.  An Eligible Executive’s initial election to defer Compensation shall be made during the period established by the Committee prior to the Effective Date of the Participant’s commencement of participation in the Plan and, except in the case of a timely election to defer “performance-based compensation”, shall apply only to Compensation for services performed after such deferral election is processed.  A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing an election during the period established by the Committee prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year; provided, however, that if a Participant receives a hardship distribution under a cash or deferred profit sharing plan that is sponsored by the Company and such plan requires that deferrals be suspended for a period of time following such hardship distribution, the Committee shall cancel the Participant’s deferral election so that no deferrals shall be made during such suspension period.  If an election is cancelled because of a hardship distribution, any later deferral elections shall be subject to the provisions governing initial deferral elections.  In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year shall continue in effect for future Plan Years.  After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable except in the event of Unforeseeable Emergency.

(c) Period of Deferral.  An Eligible Executive making a deferral election shall specify a deferral period on his or her election form by designating either a Scheduled Distribution Date or the date he or she incurs a Separation from Service.

3.4 Form of Deferral Payment.  An Eligible Executive making a deferral election shall specify a form of payment on his or her election form by designating either a lump sum or annual installment payments.  If an Eligible Executive fails to designate a form of payment as provided above, he or she shall be deemed to have elected a lump sum payment.

(a) Separation from Service and Disability.  The form of payment for a distribution upon a Participant’s Separation from Service or Disability shall be:

(1) Lump sum;

(2) Annual installments over a period not exceeding ten (10) years if the Participant’s vested Account equals or exceeds $50,000 on the date of Separation from Service or Disability.

(b) Scheduled Distribution.  The form of payment for a distribution upon a Scheduled Distribution Date shall be:

(1) Lump sum;

(2) Annual installments over a period not exceeding five (5) years if the Participant’s vested particular Scheduled Distribution Date Account equals or exceeds $25,000 as of the date distribution will commence.

3.5 Modification of Deferral Payment Election.  A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made.  However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A.  Except as expressly provided in Section 7.5 relating to distributions upon an Unforeseeable Emergency, no acceleration of a distribution is permitted.  A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:

(1) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2) in the case of payments made on account of Separation from Service (other than by reason of death or Disability) or a Scheduled Distribution Date, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3) in the case of payments made according to a Scheduled Distribution Date, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment.  Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee, and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE IV

COMPANY CONTRIBUTIONS

4.1 Company Contributions.

(a) Company Non-Elective Contributions. For each Plan Year, the Company may make a Company Contribution on behalf of each Participant whose Compensation exceeds the limitation under Section 401(a)(17) of the Code, as adjusted, ($245,000 for 2010) in an amount equal to three percent (3%) of the Participant’s Compensation in excess of such Code Section 401(a)(17) limitation.  Such amount shall be credited to the Participant’s Company Contribution Account as soon as administratively feasible following the end of each calendar year or as otherwise may be determined by the Committee.

(b) Company SERP Contributions.  For each Plan Year, the Company may make an annual SERP contribution on behalf of solely those Participants designated by the Committee equal to five percent (5%) of the Participant’s Compensation.  Such amount shall be credited to the Participant’s Company Contribution Account as of January 1 of each Plan Year or as otherwise may be determined by the Committee.

(c) Discretionary Company Contributions.  The Company shall have the discretion to make discretionary Company Contributions at any time on behalf of any Participant.  Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.

ARTICLE V

INVESTMENT AND ACCOUNTS

5.1 Accounts.  For recordkeeping purposes, the Committee shall maintain a Deferral Account and a Company Contribution Account for each Participant under the Plan to credit hypothetical investment gains and losses to a Participant’s Account.  A Participant’s Deferral Account shall be credited with an amount equal to the Compensation deferred by the Participant as soon as practicable and not later than the fifth (5th) business day following the date the compensation would be paid in the absence of a deferral election.  A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals and Company Contributions.  No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

5.2 Investment Options.

(a) General.  A Participant’s Account shall be invested on a phantom basis in any combination of phantom investment options specified by the Participant from those offered by the Committee for this purpose from time to time.  The Committee may discontinue any phantom investment option with respect to some or all Accounts at any time and without the Participant’s consent.

(b) Participant Direction. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a form provided by the Committee, the investment Funds in which the Participant’s Account shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account.  The Participant may specify that all or any percentage of his or her Account shall be deemed to be invested, in whole percentage increments, in one or more of the types of investment Funds selected as alternative investments under the Plan from time to time by the Committee.  A Participant may change the designation made under this Section at any time by filing a revised election on a form provided by the Committee.  During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Committee for such purpose until all amounts have been distributed from the Account.  If a Participant fails to make an investment election under this Section for a particular Account, such Account shall be invested in the default investment Fund selected by the Committee for such purpose.

(c) Investment Alternatives. The Committee shall select, in its sole and absolute discretion, commercially available investment Funds and shall communicate each of the alternative types of investment Funds to the Participant.  The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article V.  The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts.  The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

(d) Changes in Crediting Rate and Investment Funds.  The Committee retains the right to change the investment Funds at any time without prior notice to Participants.

5.3 Trust.  The Company shall be responsible for the payment of all benefits under the Plan.  At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

ARTICLE VI

VESTING

6.1 Vesting of Deferral Accounts.  The  Participant shall be 100% vested at all times in amounts credited to the Participant’s Deferral Account.

6.2 Vesting of Company Contributions Account.  Amounts credited to the Participant’s Company Contributions Account shall be fully 100% vested upon the Participant’s completion of two (2) Years of Service with the Company.  In the event of Separation from Service as a result of Disability or death, regardless of the Participant’s Years of Service, the Participant’s Company Contribution Account shall be fully 100% vested.

6.3 Vesting under Employment Contract.  Notwithstanding the above, a Participant’s Account shall become 100% vested to the extent expressly provided in a written employment contract between the Participant and the Company.

6.4 Forfeiture of Non-Vested Amounts.  Any portion of the Participant’s Account that is not vested at the time of the Participant’s Separation from Service shall be forfeited.

ARTICLE VII

DISTRIBUTIONS

7.1 Distribution Upon a Separation from Service.  Except as otherwise expressly provided herein, upon a Participant’s Separation from Service, distribution of a Participant’s vested Account shall commence, or, in the case of a lump sum distribution, shall be made, no later than the last business day of February following the calendar year of the Participant’s Separation from Service.

7.2 Distribution Upon a Disability.  Upon a Participant’s Disability, distribution of a Participant’s vested Account shall commence, or, in the case of a lump sum distribution, shall be made, no later than the last business day of February following the calendar year of the Participant’s Disability.

7.3 Distribution on Account of Death.

(a) Prior to Commencement of Benefits.  Upon a Participant’s death while employed by the Company and prior to commencement of benefit payable from an Account, the value of the Participant’s Account shall be payable in a single lump sum to the Participant’s Beneficiary no later than the last business day of February following the Participant’s death.

(b) After Commencement of Benefits.  In the event that the Participant dies after commencement of benefits payable from an Account, benefits from such Account shall continue to be paid to the Participant’s Beneficiary at the same time and in the same form as they would have been paid to the Participant had the Participant not died.

7.4 Distribution Based on a Scheduled Distribution Date.

(a) Scheduled Distribution Election.  Participants may elect to receive up to four (4) distributions upon a Scheduled Distribution Date from the Deferral Account prior to Separation from Service.  In the case of a Participant who has elected to receive distributions upon a Scheduled Distribution Date, such Participant shall receive the amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution Date election in accordance with Section 3.3 of the Plan.  A Participant’s Scheduled Distribution Date with respect to deferrals of Compensation for a given Plan Year shall be no earlier than two (2) years from the last day of the Plan Year in which the deferrals are credited to the Participant’s Account.  Payments made pursuant to this Paragraph 7.4(a) shall be paid no later than the last business day of February of the selected Scheduled Distribution Date year.

(b) Separation from Service.  In the event of a Participant’s Separation from Service prior to commencement of a distribution upon Scheduled Distribution Date, such shall be made in the form applicable to such Separation from Service as elected by the Participant pursuant to Section 3.3 of the Plan.  In the event of a Participant’s Separation from Service for any reason after a distribution upon a Scheduled Distribution Date has commenced in the form of installment payments, such benefits shall continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Participant not terminated service.

7.5 Distribution on Account of Unforeseeable Emergency.  In the event of an Unforeseeable Emergency, a Participant may request payment of all or a portion of the amount credited to the Participant’s Account based upon such Unforeseeable Emergency.  The Participant shall request such distribution upon an Unforeseeable Emergency by filing a form provided by and filed with the Committee prior to the end of any calendar month, including all relevant information needed for the Committee to make such determination.

(a) The amount distributed pursuant to this Section with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(b) The amount determined by the Committee to be paid shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Unforeseeable Emergency election is made and approved by the Committee.

7.6 Six Month Delay in Commencement of Distribution in Respect of Specified Employees.  Notwithstanding any provision in the Plan to the contrary, any distribution of a Participant’s vested Account on account of the Participant’s Separation from Service, other than distributions due to death, to a Participant who, at the time such Separation from Service occurs, is a “specified employee” within the meaning of Section 409A of the Code shall not commence earlier than the first day of the seventh month following the date such Participant incurs such Separation from Service.  If a Specified Employee elects installments as the method of payment, any installment payment to which such Specified Employee would otherwise be entitled during the 6-month period following the date of Separation from Service will be accumulated and paid on the first day of the seventh month following such Separation from Service.

ARTICLE VIII
PAYEE DESIGNATIONS AND LIMITATIONS

8.1 Beneficiaries.

(a) Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b) Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

8.2 Payments to Minors.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

8.3 Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

8.4 Inability to Locate Payee.  In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the scheduled payment date, the amount allocated to the Participant’s Deferral Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE IX

ADMINISTRATION

9.1 Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to select and establish Funds, (iii) to interpret the Plan, (iv) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (v) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (vi) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

9.2 Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.

9.3 Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents.  The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.

ARTICLE X

MISCELLANEOUS

10.1 Amendment or Termination of Plan.  The Company may, at any time, direct the Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances.  If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination.  Notwithstanding the forgoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or “effective control” of the Company or a “change in ownership of a substantial portion of assets” or under such other terms and conditions as may be specifically authorized under Code Section 409A and applicable authorities.

10.2 Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

10.3 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

10.4 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan.  There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan.  The Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

10.5 Receipt or Release.  Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Company.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.6 Errors in Account Statements, Deferrals or Distributions.  In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered.  In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under Code Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant.  In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under Code Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).

10.7 Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.

10.8 Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

10.9 Notice.  Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

10.10 Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.11 Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

10.12 Governing Law.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 1st day of July, 2010.

LIN TELEVISION CORPORATION

By: /s/ Daniel V. Donohue

Title: VP, Human Resources